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                                                                    Exhibit 10.2


                            BUFFALO WILD WINGS, INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN


                                   ARTICLE 1.
                                     PURPOSE

     1.1 Deferred Compensation. The purpose of the Buffalo Wild Wings, Inc. Management Deferred Compensation Plan (the "Plan") is to provide deferred compensation to certain management employees of Buffalo Wild Wings, Inc. ("BWW"). The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA") and 29 C.F.R.ss. 2520.104-23(b)(2). The Plan is effective May 20, 1999.


                                   ARTICLE 2.
                                 ADMINISTRATION

     2.1 Administration and Delegation of Authority. The Board of Directors of BWW (the "Board") shall administer the Plan. The Board, in its sole discretion, may delegate all or some of its powers and duties to the Compensation Committee of the Board, except for the powers described in Section 6.11 hereof. (Hereafter, a reference to the Board shall include the Compensation Committee to the extent of such delegation.) No member of the Board or Compensation Committee shall participate in any decision concerning the payments to be made to such member or concerning other matters relating to such member's benefits hereunder.

     2.2 Powers. The Board shall have exclusive authority to determine which management employees have met the participation requirements of Article 3 and are eligible to share in the deferred compensation benefits provided by the Plan, to prescribe the form of any applications or guidelines required by the provisions of the Plan, to interpret the Plan, to adopt and revise procedures, rules and regulations relating to the Plan, and to make any other determinations it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Board shall be final and binding on all parties including, but not limited to, BWW and the shareholders, employees and officers of BWW, whether or not participating in the Plan.


                                   ARTICLE 3.
                                  PARTICIPATION

     3.1 Participation of Certain Management Employees and Plan Entry. Each employee who is an executive officer or nonofficer vice president of BWW on May 20, 1999,


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shall participate in the Plan as of such date. Each employee who thereafter becomes an executive officer or nonofficer vice president shall participate in the Plan on the effective date of his or her appointment to such position and shall be eligible to accrue benefits under the Plan until he or she is no longer in such position.


                                   ARTICLE 4.
                         DEFERRED COMPENSATION BENEFITS

     4.1 Amount and Vesting.

          4.1.1 Establishment of Deferred Compensation Accounts. A deferred compensation account ("account") shall be established on the books of BWW for each participant upon such participant's entry into the Plan.

          4.1.2 Value of Deferred Compensation Accounts.

               4.1.2.1 Credits. As of the last day of each month, BWW shall credit to the account of each participant who is an executive officer or nonofficer vice president of BWW on such date an amount equal to the percentage, set forth in his or her Acknowledgment of Participation, which instrument shall be an integral part of the Plan, of such participant's base salary paid during such month. As of the last day of each month, BWW shall also credit to the account of each participant an amount equal to the product of (i) the balance of such account as of the last day of the preceding month and (ii) one-twelfth of the prime rate for the week which includes the last day of the preceding month, as published in the Money Rates section of The Wall Street Journal.

               4.1.2.2 Debits. As of the last day of each month, BWW shall debit from a participant's account the amount of distributions made to the participant or, in the event of the participant's death, to the participant's beneficiary, since the date of the preceding adjustment. As of the last day of each month, BWW shall also debit from a participant's account an amount, not exceeding the amount credited under the first sentence of Section 4.1.2.1 to the extent vested under the five-year vesting schedule in Section 4.1.3, which the participant has chosen, in an irrevocable, written election filed with BWW prior to January 1 of such plan year, to have used to pay the premiums during the plan year on a cash-value life insurance policy or policies purchased under the Retirement Life Insurance Plan maintained by BWW for certain employees and the federal and state tax withholding liability with respect to such payment (as determined by BWW). No such election may be filed for the 1999 plan year.

          4.1.3 Vesting. The value of a participant's account shall be fully vested and nonforfeitable on the earliest of the occurrence, while the participant is an employee of BWW, of any of the following events: (i) the participant's termination of employment due to death, permanent disability, or termination of employment at or after age 65, (ii) the termination of


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     the Plan by BWW, (iii) a change of control, and (iv) the insolvency of or declaration of bankruptcy by BWW. If a participant terminates employment with BWW prior to any of the foregoing events, the value of the participant's account, determined as of the date of such termination, shall be vested and nonforfeitable in accordance with the following schedule:

              Years of Service                   Vested Percentage
              ----------------                   -----------------
              Fewer than one                            0%
              One but fewer than two                   20%
              Two but fewer than three                 40%
              Three but fewer than four                60%
              Four but fewer than five                 80%
              At least five                           100%

     Notwithstanding the foregoing provisions of this Section 4.1.3, if a participant is discharged from employment with BWW for cause, as defined in his or her written employment agreement with BWW (or, in the absence of a written employment agreement, as defined in Section 5.3), or violates the provisions of any written employment agreement with BWW prohibiting competition with BWW and its subsidiaries or disclosure of confidential information (or, in the absence of a written employment agreement, engages in competition or uses or discloses confidential information as defined in Sections 5.6 and 5.7, respectively), the value of the participant's account shall be vested and nonforfeitable in accordance with the following schedule:

              Years of Service                   Vested Percentage
              ----------------                   -----------------
              Fewer than one                            0%
              One but fewer than two                   10%
              Two but fewer than three                 20%
              Three but fewer than four                30%
              Four but fewer than five                 40%
              Five but fewer than six                  50%
              Six but fewer than seven                 60%
              Seven but fewer than eight               70%
              Eight but fewer than nine                80%
              Nine but fewer than ten                  90%
              At least ten                            100%

     The forfeiture of any portion of a participant's account shall not affect the value of any other participant's account. The Board shall have sole and complete discretion with respect to the application of the provisions of this Section 4.1.3 and such exercise of discretion shall be conclusive and binding upon participants and all other persons.


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     4.2 Payment.

          4.2.1 General. The value of a participant's vested interest in his or her account shall be paid to the participant or, in the event of the participant's death prior to the payment of all vested amounts credited to the participant's account, to the participant's beneficiary, in five equal or nearly equal annual installments commencing on the first day of the month following the first anniversary of the participant's termination of employment.

          4.2.2 Acceleration or Change in Manner of Payment. Notwithstanding
     Section 4.2.1, the Board, in its sole discretion and after consultation with the payee, may accelerate payments or make payments in a different manner if it determines that such acceleration or change in the manner of payment would be in the best interest of the payee; provided, however, that such payment on the first payment date shall not exceed 50% of the vested value of the participant's account.

          4.2.3 Hardship. At any time, a participant may request, under procedures adopted by the Board from time to time, a lump-sum cash payment of the vested value of his or her account, not exceeding $20,000 in any one instance or $100,000 in the aggregate, in the event of an unforeseeable emergency under circumstances where such payment would be permissible if the Plan were subject to Code Section 457(b) and the regulations thereunder. The Board shall have complete discretion to determine whether a participant has satisfied the conditions for receiving such a payment.

          4.2.4 Limitation on Amount of Payments. Notwithstanding any of the provisions of the Plan to the contrary, no amount shall be paid hereunder which would cause any payment under the Plan to be nondeductible for federal income tax purposes or result in the imposition of an excise tax as a consequence of the golden-parachute provisions of Code Section 280G or 4999, or similar statutory provisions. The Board shall act in good faith and take reasonable actions to cause the payment of benefits to satisfy conditions that would avoid the application of the foregoing statutory provisions without diminishing the benefits paid under the Plan.


                                   ARTICLE 5.
                                   DEFINITIONS

     5.1 Base Salary. "Base salary" means the regular periodic remuneration paid to a participant for services rendered to BWW during the plan year. With respect to an employee who becomes a participant during 1999, remuneration paid on and after May 1, 1999, shall be included. With respect to an employee who becomes a participant during or after 2000, in the first plan year in which the employee participates in the Plan, remuneration paid prior to the employee's entry into the Plan shall be excluded.

     5.2 Beneficiary. "Beneficiary" means the person or entity that a participant designates to receive payments in the event of the participant's death. A participant shall


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have the right to revoke or change his or her beneficiary designation at any time without the consent of the beneficiary. To be effective, such designation, alteration or revocation shall be in writing, in a form approved by BWW, and shall be filed with and accepted by the Board. The most recently dated beneficiary designation form which is validly filed with the Board by a participant shall revoke all previously dated beneficiary designation forms filed by such participant. If a participant fails to designate a beneficiary or if no beneficiary designated by the participant survives the participant, any amounts remaining shall be paid to the participant's estate.

     5.3 Cause. "Cause" means termination of a participant's employment with BWW by the Board because of (1) gross misconduct, dishonesty or disloyalty; or (2) conviction of or entry of a plea of guilty or nolo contendere to any felony or to any misdemeanor involving fraud, misrepresentation or theft.

     5.4 Change of Control. "Change of control" means (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of BWW, in one transaction or in a series of related transactions, to any person or entity; (ii) the approval by the shareholders of BWW of any plan or proposal for the liquidation or dissolution of BWW; or (iii) a merger or consolidation to which BWW is a party if the shareholders of BWW, immediately after the effective date of such merger or consolidation, have less than 50% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors.

     5.5 Code. "Code" means the Internal Revenue Code of 1986, as amended.

     5.6 Competition. "Competition" means that during a participant's employment with BWW and continuing until the one-year anniversary of termination or cessation of the participant's employment with BWW, the participant, alone or in any capacity with another legal entity:

          5.6.1 Directly or indirectly, owns any interest in, controls, is employed by or associated with, or renders services to, any person, entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the operation, management or franchising of a competitive business in any geographic area in which BWW or any of its subsidiaries actively operates a BWW business or intends to actively operate a BWW business;

          5.6.2 Directly or indirectly, solicits any of BWW's or its subsidiaries' present or future employees for the purpose of hiring them or inducing them to leave their employment with BWW or its subsidiaries; or

          5.6.3 Directly or indirectly, solicits, attempts to solicit, interferes, or attempts to interfere with BWW's or any of its subsidiaries' relationship with its customers or potential customers, on behalf of the participant or any other person or entity engaged in the operation, management or franchising of a competitive business.


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     For these purposes, "BWW business" means the operation, management and franchising of sports-themed grill and bar restaurants, including but not limited to food production and development, sports-themed grill and bar restaurant and franchise marketing, management operations, and any confidential information BWW or its subsidiaries either uses or intends to use in the operation, management or franchising of such restaurants; and "competitive business" means any business which operates, manages or franchises other sports-themed grill and bar restaurant businesses substantially similar to the type of sports-themed grill and bar restaurants operated by BWW or its subsidiaries.

     5.7 Confidential Information. "Confidential information" means any information or compilation of information that a participant learns or develops during the course of employment with BWW or its subsidiaries that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. It includes but is not limited to trade secrets, inventions and discoveries, and may relate to such matters as manufacturing processes, management systems and techniques, and sales and marketing plans and information.

     5.8 Participant. "Participant" means an employee who has satisfied the conditions for participating in the Plan pursuant to Section 3.1.

     5.9 Permanent Disability. "Permanent disability" means a participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     5.10 Plan Year. The "plan year" is January 1 through December 31 of each year.

     5.11 Years of Service. "Years of service" means the number of anniversaries of a participant's date of employment with BWW on which the participant has been an employee of BWW, predecessor of BWW, or subsidiary of BWW that have occurred as of the date as of which the participant's vested percentage is being determined.


                                   ARTICLE 6.
                            MISCELLANEOUS PROVISIONS

     6.1 Nontransferability. No participant or any beneficiary shall have any right to assign, encumber or otherwise anticipate the right to receive payment hereunder, and the benefits under the Plan shall not be subject to garnishment, attachment or any other legal process by the creditors of any participant or beneficiary hereunder.


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     6.2 Liability of BWW. BWW shall have no liability in connection with the
Plan except to pay any nonforfeitable benefits in accordance with the terms of the Plan. BWW has made no representations to any participant with respect to the tax implications of any transactions contemplated by the Plan. Each participant shall obtain his or her own counsel to advise the participant with respect to the tax effect of the Plan.

     6.3 Binding Effect. The Plan shall be binding upon the participants and BWW and their heirs, executors and assigns. BWW shall not be a party to any merger, consolidation or reorganization unless and until its obligations under the Plan shall be expressly assumed by its successor or successors.

     6.4 Payment in Case of Incompetency. If, in the judgment of the Board based upon facts and information readily available to it, any person entitled to receive a payment hereunder is incapable for any reason of personally receiving and giving a valid receipt for the payment of a benefit, the Board may cause such payment or any part thereof to be made to the duly appointed guardian or legal representative of such person, or to any person or institution contributing to or providing for the care and maintenance of such person, provided that no prior claim for said payment has been made by a duly appointed guardian or legal representative of such person. The Board shall not be required to see to the proper application of any such payment made in accordance with the provisions hereof, and any such payment shall constitute payment for the account of such person and a full discharge of any liability or obligation of BWW.

     6.5 Withholding. BWW shall have the right to deduct from all amounts payable by BWW to a participant any state or federal taxes required by law to be withheld with respect to amounts credited to or payable from the participant's account.

     6.6 No Additional Rights. No employee or other person shall have any claim or right to receive benefits under or otherwise participate in the Plan, except as provided in the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of BWW, interfere with the right of BWW to discharge any employee at any time, give BWW the right to require an employee to remain in its employ, or interfere with an employee's right to terminate employment at any time. Neither the Plan nor any action taken under the Plan shall be construed as changing an employee's employment relationship with BWW.

     6.7 Plan Shall be Unfunded. The Plan shall at all times be entirely unfunded, no action shall be taken at any time which would have the effect of segregating assets of BWW for payment of any benefit hereunder, and no participant or other person shall have any interest in any particular assets of BWW by reason of the right to receive a benefit hereunder. Any participant or other person shall have only the rights of a general unsecured creditor of BWW with respect to any rights hereunder.


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     6.8 Compliance with Applicable Laws. The parties intend that the Plan comply with the applicable provisions of the Code and the regulations thereunder, with the applicable provisions of ERISA, as amended, and the regulations thereunder, and with any provisions of the Securities Exchange Act of 1934, as amended, that may be applicable. If, at a later date, these provisions are construed in such a way as to make the Plan null and void, the Plan shall be given effect in a manner that shall best carry out the parties' purposes and intentions.

     6.9 Notices. Any notice, election or form to be delivered pursuant to the Plan shall be given in writing and delivered, personally or by first-class mail, postage prepaid, to BWW, participants, or any other person, as the case may be, at their last known address.

     6.10 Headings. Headings and titles at the beginning of articles and sections are for convenience of reference, shall not be considered a part of the Plan, and shall not influence its construction.

     6.11 Amendment and Termination. The Board, and only the Board, may alter, amend or terminate the Plan at any time; provided, however, that no amendment to or termination of the Plan may alter, impair or reduce the value of any participant's vested account prior to the effective date of such amendment or termination without the written consent of any affected participant.

     6.12 Governing Law. The provisions of the Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent that such laws are not preempted by any applicable federal law.


     Buffalo Wild Wings, Inc. has caused this Plan to be executed by its duly authorized officer as of this 19th day of November, 1999. BUFFALO WILD WINGS, INC.


                                       By /s/ Sally J. Smith
                                          --------------------------------------
                                          Its President
                                              ----------------------------------


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                               AMENDMENT NO. 1 TO
                            BUFFALO WILD WINGS, INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN

     The Buffalo Wild Wings, Inc. Management Deferred Compensation Plan (the "Plan") was adopted effective May 20, 1999. The Board of Directors desires to amend the Plan, pursuant to Section 6.11 thereof, to expand the group of officers entitled to benefits under the Plan and to provide enhanced benefits for certain participants.

     The Plan is hereby amended, effective January 1, 2002, as follows:

     1. Section 3.1 is amended in part by revising the second sentence thereof to read as follows:

     "Each employee who thereafter becomes an executive officer or nonofficer vice president and each employee who becomes a nonofficer senior vice president on or after January 1, 2002, shall participate in the Plan on the effective date of his or her appointment or, in the case of a nonofficer senior vice president, effective on the later of his or her appointment to such position and January 1, 2002, and shall be eligible to accrue benefits under the Plan until he or she is no longer in such position."

     2. Section 4.1.2.1 is amended in part by replacing the phrase "executive officer or nonofficer vice president" with the phrase "executive officer, nonofficer vice president or, effective January 1, 2002, nonofficer senior vice president."

     Except as amended herein, all provisions of the Plan shall remain in full force and effect.

     Buffalo Wild Wings, Inc. has caused this Amendment to be executed by its duly authorized officer as of this May day of 23, 2002.


                                       BUFFALO WILD WINGS, INC.

                                       By
                                          --------------------------------------
                                          Its
                                              ----------------------------------



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